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                                                                   Exhibit 10.19

                            Sycamore Networks, Inc.

________________________________________________________________

                       MANUFACTURING SERVICES AGREEMENT

1.0  GENERAL SCOPE

This Manufacturing Services Agreement is entered into by and between Sycamore Networks Inc. (Sycamore), 10 Elizabeth Drive, Chelmsford, Massachusetts 01824 and Jabil Circuit, Inc., ("Supplier"), having offices at 10560 9th Street North St. Petersburg, Florida 33716 .

WITNESSETH:

WHEREAS, Sycamore desires to enter into a business relationship involving the regular performance of two general classes of Manufacturing Services referred to as "Non recurring" and "Recurring" services.

     Non-Recurring Manufacturing Services: generally associated with the initial introduction of new products including but not limited to; advanced circuit packaging development, test fixtures and test software for Printed Wiring Assemblies (PWAs), and product changes and rework of PWA's based on Sycamore "Engineering Change Orders" (ECOs). Any design or other services contemplated between the parties shall be governed by a separate services agreement agreed by the parties prior to the implementation of any such services.

     Recurring Manufacturing Services: includes volume production of products for Sycamore including but not limited to ; Recurring Material Procurement, assembly of PWAs, test and direct order fulfillment to defined Sycamore customers.

     Recurring Material Procurement: The activities involved to purchase material for Recurring Manufacturing Services.

     Affiliates: "Affiliate" means, with respect to a party hereto, a corporation that directly or indirectly controls, is controlled by or is under common control with that party.

     Days: in the context of this Agreement, DAY(S) refers to calendar days.

     Months: in the context of this Agreement, MONTH(S) refers to calendar months except in cases where a Sycamore fiscal months would apply, in which case a month shall mean a Sycamore fiscal month.

     Delivery Date: as defined on Sycamore Build Plan Forecasts indicates the date on which material is to arrive at Sycamore or designated "Ship To" address.

     Reasonable and Prudent Purchasing Practices: in the context of this Agreement indicates the minimization of Sycamore's liability for material through commercially reasonable efforts in initial procurement to secure return and/or cancellation rights and to return, cancel, resell, or use such materials elsewhere.
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     Currency: all currency defined in this agreement are in United States dollars.

     Specifications: in the context of this Agreement includes the bill of materials, designs, schematics, assembly drawings and test specifications provided by Sycamore to Supplier to manufacture products under this Agreement. Products will be considered to have met the required Specification once they pass Sycamore's defined production test procedures as agreed by the parties.

     [*] Created Intellectual Property: means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights created, developed or reduced to practice by or for Supplier in (i) preparing any Product provided pursuant to this Agreement, or (ii) which is otherwise embodied within the Manufacturing Services or any other work provided pursuant to this Agreement, [*].

     [*] Existing Intellectual Property: means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned, developed or obtained by [*] outside of this Agreement or known by [*] prior to the execution of this Agreement that are used by [*] in creating, or are embodied within, any Product, the Manufacturing Services or other work performed under this Agreement.

     [*] Intellectual Property: shall mean both [*] Created Intellectual Property and [*] Existing Intellectual Property, collectively.


     Obsolete or Surplus Materials: in the context of this Agreement shall be materials impacted by changes which would not otherwise be consumed in the [*] delivery horizon

     Product(s): in the context of this Agreement means the product(s) manufactured and assembled by Supplier on behalf of Sycamore under this Agreement as identified in Schedule 1 (or any subsequent Schedule 1 prepared for any product to be manufactured hereunder) including any updates, renewals, modifications or amendments thereto.

WHEREAS, Supplier desires to enter into such a business relationship to perform such services for Sycamore.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and Agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sycamore and Supplier hereby agree to the following terms and conditions for the performance of Manufacturing Services by Supplier for Sycamore.

2.0  PURPOSE OF AGREEMENT


2.1 This Agreement is a contract for the purchase of the Recurring and Non-Recurring Manufacturing services. Pricing shall be determined in accordance with section 5 below.

2.2 From time to time Sycamore or its Affiliates may wish to purchase Recurring and Non-Recurring Manufacturing Services directly from Supplier under these terms. In such event Sycamore's Affiliate, as applicable, shall issue an Purchase Order directly to the Supplier. The Purchase Order shall incorporate by reference the terms and conditions of this Agreement and, with respect to that Purchase Order, this


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Agreement shall be interpreted as if it had been entered into directly by the
Supplier and Sycamore or Sycamore Affiliate, as applicable.

3.0  COORDINATION

3.1 Each parties' designated Coordinator to represent that party in the implementation of this Agreement is set forth in section 23 below. Either party may change its Coordinator by written notice to the other party.

4.0  TERM OF AGREEMENT

4.1 This Agreement shall become effective on the latter of the signature dates of the parties, and it shall continue in effect until either party provides written notice of termination as permitted and in accordance with Section 21 of the Agreement.

5.0  PRICING TERMS

5.1 The prices for Recurring Manufacturing Services shall be as set forth in Exhibit A which will be amended on a [*] basis. Prices for Non-Recurring Manufacturing Services shall be as the parties agree in writing from time to time. All Sycamore Purchase Orders to Supplier's facilities will be subject to the terms of this Agreement, except and to the extent that the purchase order varies the pricing terms hereof in accordance with section 2.1 above and pricing such terms are accepted by Supplier. The parties agree that the pre-printed terms and conditions on any purchase order or invoice shall be void and of no force and effect between the parties.

     5.1.1 In cases where the Supplier provides Sycamore with Recurring Material Procurement Service, Sycamore and Supplier shall agree in writing as to the pricing terms of such service as stated in Exhibit
            A. At the time of quoting a new product for Sycamore which will utilize the Recurring Material Procurement Service, Supplier agrees to provide to Sycamore a [*] for each Sycamore assembly, based on [*] forecasted quantities for Sycamore's review and approval. This [*] is to consider the total requirements for all components or sub-assemblies used on other Sycamore assemblies for which the Supplier will be providing Recurring material procurement services. The pricing agreed upon by the parties shall [*] for [*] from the date of quotation, and shall exclude any material provided by Sycamore. Supplier will as soon as logistically praticable, [*] any price reductions to Sycamore as pricing changes on A items as identified in Exhibit B. Within [*] prior to the close of such [*] period, the Supplier shall provide an updated [*] based on the next [*] forecasted quantities.

5.2 All pricing based on direct labor rates for Recurring Manufacturing Service (Assembly, Test, and Fabrication) shall be as the parties agree in writing per Exhibit A and are based on Sycamore [*] forecast. This pricing will be reviewed on a [*] basis and adjustments made based upon Sycamore next [*] forecast.

5.3 At [*], in the event of [*] in the [*] of [*] and/or other [*] directly [*] to [*] for [*] for [*] shall have the right to request that [*], in good faith, the [*] to be [*] for the [*] not [*] or [*] not [*]. Supplier shall provide and Sycamore shall have the right to review all documentation evidencing the [*] by the Supplier. If, after good faith negotiations, the parties are [*] to [*], Sycamore and Supplier shall have the right to [*].

5.4 Supplier shall pay for those taxes imposed by any jurisdiction (such as Sales Tax, if item is not for resale) where Supplier assembles, tests, inspects, packages and/or manufactures Sycamore's goods which are directly imposed upon the goods or services provided by Supplier to Sycamore before Sycamore takes

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title to the goods. Sycamore shall pay for those taxes associated with the transfer of title from Supplier to Sycamore.

5.5 Supplier agrees to follow Reasonable and Prudent Purchasing Practices in relation to the quantities of materials and/or services placed on order with vendors to meet the requirements of Sycamore purchase orders. Vendor's minimum container sizes or order quantities are authorized when the value over Sycamore purchase orders does not exceed [*]. Supplier shall receive prior written approval from Sycamore to procure materials and/or services that exceed [*] over materials required to meet Sycamore purchase orders.

5.6 Supplier will secure from all Vendor's, confidentiality agreements, substantially similar to a form mutually agreed by Supplier and Sycamore.

5.7 When lead times for materials are at any time longer than the period covered by Purchase Orders set out in Section 6.2, Supplier shall be entitled to order such material in accordance with the forecast and such materials, lead times, as agreed upon by the parties and as reviewed on a [*] basis. Supplier will identify for Sycamore that material which is non-cancellable or non-returnable. [*] will be [*] for [*] such [*] or [*] or [*]. Notwithstanding the foregoing, Supplier will use commercially reasonable efforts to return or consume all excess or obsolete materials.

6.0  SCHEDULING AND FORECAST

6.1 Authorization for the Supplier to ship product to Sycamore is granted only through shipment in accordance with Sycamore's Purchase Orders. The Purchase Order will include a description of the Services to be purchased, quantity, routing instructions, requested delivery date , destination and price per this Agreement. Purchase Orders shall constitute the only authorization for the Supplier to incur any liabilities for which Supplier may be reimbursed by Sycamore except as otherwise provided in section 5.7 of this Agreement.

6.2 Upon the execution of this Agreement, unless otherwise negotiated between Sycamore and the Supplier, Sycamore agrees to issue Purchase Orders for a minimum of [*] of purchases from Supplier. Thereafter, Sycamore will place Purchase Orders with the Supplier in such a manner that will provide the Supplier with an ongoing [*] visibility of Sycamore's scheduled delivery requirements. Purchase Orders may be issued in writing, by mail or facsimile, or by electronic means as the parties may from time to time agree. The supplier will acknowledge Purchase Orders as soon as reasonably practicable and will notify Sycamore of acceptance (or rejection, with the reasons therefor), of such Purchase Order within [*] of receipt. Any orders which are not rejected within [*] of receipt shall be deemed accepted. The Supplier cannot reject any Purchase orders which conform to the terms of this Agreement. The Supplier shall be under no obligation to accept Purchase Orders which do not conform to the terms of this Agreement

6.3 Sycamore may request changes to shipping instructions, quantities or delivery schedules specified in the Purchase Order releases throughout the duration of this Agreement and Supplier shall either accept or reject such changes within [*]. Any such changes shall be in conformance with section 6 and section 7, unless otherwise mutually agreed upon. Sycamore shall only have [*] covered by accepted Purchase Orders and for material purchased in accordance with section 5.6 and 5.7 above, however, the Supplier will [*] to limit liabilities using Reasonable and Prudent Purchasing Practices.

                                  Table 6.3.1

     Days from Notice           % quantity Rescheduling Change Allowed
          [*]                                   [*]
          [*]                                   [*]


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                   [*]                    [*]
                   [*]                    [*]

     6.3.1 The Supplier agrees to provide Sycamore with [*] to expedite Recurring Manufacturing Services at a rate greater than the quantity forecasted in the Agreement or allowed by Table 6.3.1 above. In the event the Supplier anticipates expediting charges, if any, these shall be quoted to and authorized in writing by Sycamore prior to Supplier's committing resources. If Sycamore [*] deliveries per [*] shall be governed by [*].
     6.3.2  A Delivery Date may be rescheduled only in accordance with Table
            6.3.1 contained in Appendix A (whether in whole or in part), provided, however, that if Sycamore's request to reschedule a Delivery Date is made between [*] before the originally scheduled delivery date, the rescheduled delivery date may be no more than [*] past the original delivery date. Supplier may treat any attempt to reschedule outside these parameters as a cancellation.
     6.3.3 If Sycamore reschedules a Delivery Date [*] or more past the original delivery date, Sycamore may have the option of either taking delivery of the product or paying Supplier an [*] of [*] per month, beginning on the [*] after the original delivery date. The [*] in this section shall apply to purchase orders placed after the signature date of this Agreement. At the end of the [*] from the original delivery date, Sycamore will pay for the finished Products.
     6.3.4 If, due to unavailability of non-commercially available or non-production released parts, delivery schedules are impacted [*] or more past the original delivery date, Sycamore and Supplier will sit down and mutually agree as to how Supplier shall proceed and the amount of [*] which shall apply. Relative to WIP, at the end of [*] from the original delivery date Sycamore will pay for the WIP at a mutually agreed to price. Sycamore will only be responsible for WIP that supports a [*] schedule unless agreed to in advance by both parties.

6.4 Sycamore agrees to provide the Supplier with a [*] rolling forecast for all services updated on Sycamore's [*] basis. Such forecast will reflect Sycamore's anticipated requirements for services to be procured during the next [*]. Furthermore, Sycamore and the Supplier will schedule [*] forecast reviews. These reviews will be scheduled on the earliest mutually agreeable date for each [*].
Note: The [*] of each [*] respectively. Except as identified herein below, it is understood and agreed by the parties that these [*] forecasts are to be used by the Supplier for the purpose of capacity planning with no obligation and no liability on the part of Sycamore to purchase these services except where Purchase Orders are issued as agreed in section 6.1.

6.5 Supplier will only procure materials from Sycamore's approved vendor list. Prior to utilizing other vendors or materials, Supplier will obtain Sycamore's prior written consent.

7.0  CANCELLATION

7.1 If Sycamore cancels any Purchase Order, or any part thereof, within [*] of the scheduled delivery date or any Purchase Order or any part thereof, for any prototype, pre production or pilot Purchase Orders or one time Purchase Orders for Product, Sycamore shall pay to Supplier the [*] so cancelled upon review of the charges by Sycamore. Supplier will use reasonable efforts to mitigate the costs described above.

7.2 If Sycamore cancels any Purchase Order beyond [*] of the scheduled delivery date, or part thereof, Sycamore will pay to Supplier:


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(a)  For [*] Product at [*];

(b) All costs of [*] and related [*] determined in accordance with Section 9 of this Agreement together with all amounts due pursuant to Section 6.1;

(c) Any investment or costs associated with [*] which have [*] by Supplier [*] through [*] or other means and were [*] by Supplier specifically in relation to this Agreement with the [*] of Sycamore; and

(d) The [*] of the [*] of the [*] that relates to [*] based on the [*] production process for the [*] Product orders. Such [*] shall be determined in accordance with [*] procedure to determine its [*].

7.3 All charges under this section shall be documented and calculated by Supplier. Supplier shall provide to Sycamore sufficient documentation in a reasonable format to support all charges and calculations subject to review by Sycamore.

8.0  CHANGES

8.1 Either party may initiate change notices regarding materials or specifications. The Coordinator of the party initiating such change notices will document and transmit the proposed change to the other party's Coordinator, who shall acknowledge receipt. The Recipient of a change notice will use all reasonable efforts to provide a detailed response including increased costs within [*] of receipt.

8.2 Both parties shall use its best effort to implement change notices as soon as possible.

8.3 The Coordinators shall discuss any change notices and any associated impact (schedule or financial) and shall mutually agree to any change before it may be implemented.

8.4 Neither party will unreasonably withhold or delay agreement to a change notice and the parties will endeavor to agree and implement, at the earliest opportunity, change notices relating to personal and product safety or conformance to existing specifications.

8.5 Until a change notice and any associated impact on any relevant contract have been agreed in writing, the parties will continue to perform their obligations under the relevant contract without taking account of the change notice. However, if a change notice indicates that a change is required due to safety reasons, then no further product will be manufactured without the prior written consent of Sycamore until the parties have implemented the change notice.

9.0  OBSOLETE MATERIAL


9.1 When material is for any reason at any time rendered Obsolete or Surplus Materials to Sycamore requirements and that material was ordered by the Supplier against an accepted Purchase Order, a forecast and/or pursuant to Sycamore's written permission in accordance with section 5.6 and/or 5.7, the Supplier will:

     (a) provide to Sycamore within [*] following the date of the event causing the obsolescence (the "Obsolescence Date") a notice of the potential cost of such obsolescence including handling charges of [*] for all materials with the exception of those materials defined in Exhibit B which will have a handling charge of [*]; and
     (b) for a period of [*] from the Obsolescence Date, Supplier will use its Reasonable and Prudent Purchasing practices to mitigate Obsolete or Surplus Materials.


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           After such [*] period:

          (c) Supplier shall invoice Sycamore for the agreed upon costs which will include [*] handling charge for all materials with the exception of those materials defined in Exhibit B which will have a handling charge of [*] and shall be paid by Sycamore in US dollars [*] from date of invoice.

          (d) All charges under this section shall be documented and calculated by Supplier. Supplier shall provide to Sycamore sufficient documentation in a reasonable format to support all charges and calculations.

9.2 Supplier must report to Sycamore all Obsolete or Surplus Materials each [*], or Supplier waives its right to make any claim against Sycamore for the Obsolete or Surplus Materials in stock at the end of such quarter.

10.0 DELIVERY

10.1 Each Supplier shipment shall be accompanied by a Packing Slip which includes as a minimum, Sycamore's part number, Purchase Order Number, the Supplier's Part Number, serial number and quantity. Packaging of the material shall be in accordance with Sycamore's packaging instructions and/or written specifications. Sycamore shall be responsible for the adequacy and sufficiency of such packaging instructions or specifications and shall hold Supplier harmless from any costs or damages related thereto, provided Supplier completely adheres to such instructions or specifications.

10.2 The Supplier shall deliver its services within a window of plus or minus [*] of "Delivery Date" specified on Sycamore's Purchase Order.

10.3 Without the prior written consent of Sycamore, no partial shipments or over shipments are allowed. Any claims for alleged shortages must be made known to Supplier in writing within [*] of receipt at Sycamore or such claim is waived by Sycamore.

10.4 The Supplier shall make deliveries in accordance with the schedule set forth and mutually agreed upon in Sycamore's Purchase Order as accepted by Supplier. Title and risk of loss and damage for items on Sycamore's purchase orders will pass from Supplier to Sycamore upon delivery to the freight forwarder. Supplier shall use the freight forwarder chosen by Sycamore in its sole discretion. The Supplier shall ship all deliverables purchased under a Purchase Order freight prepaid on Sycamore's behalf so as to be received, allowing for normal transit times, in accordance with the schedule specified thereon. Supplier shall invoice Sycamore for freight charges following delivery of items on Sycamore's purchase orders.

10.5 The Supplier shall be [*] to meet the committed delivery schedule set forth and mutually agreed upon in Sycamore's Purchase Order unless [*]. Sycamore shall be [*] and "surface" freight unless previously approved by Sycamore in writing.

10.6 Sycamore may reject products which are reasonably established a) to have been materially damaged by the Supplier at the delivery point or b) not to have met, in all material respects, the relevant specification provided by Sycamore ("Rejected Products").

10.7 Sycamore will notify the Supplier in writing of Rejected Products within [*] of original delivery and will return Rejected Products to the Supplier at Supplier's expense within a further [*]. Supplier shall submit an RMA to Sycamore [*] of Sycamore's notice of Rejected Products. If Sycamore does not receive the RMA within [*], Sycamore shall nonetheless have the right to return such Rejected Product.

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10.8  The Supplier will then at its election either repair, replace, or credit
Sycamore in respect of Rejected Products determined by Supplier not to be in compliance with the Warranty. The cost associated with any such repair or credit will be the responsibility of the Supplier. In the case of replacement or credit, title of the Rejected Product shall pass to the Supplier on delivery to the Supplier. In the event of repair, Supplier shall bear the expense of redelivery of the repaired product.

10.9 In the event of "no fault found", as mutually agreed to by the parties, Sycamore shall pay [*], transit of the Rejected Products, and if applicable, repair/replacement of the products, as mutually agreed to by the parties.

10.10 In the absence of earlier notification of rejection, Sycamore will be deemed to have accepted products [*] after delivery, provided, however, that Sycamore's acceptance of the products shall in no way be deemed a waiver of warranty claims.

11.0  WARRANTY

Supplier warranty

11.1 The Supplier warrants that all services will be performed in a [*] in conformity with the [*] for such services and that the products delivered under this Agreement will be (1) [*]; and (2) [*]. As part of the warranty provided by SUPPLIER to Sycamore with respect to the workmanship of its Products, SUPPLIER further warrants that all Product shall be manufactured in accordance with the following standards:

[*]             [*]
[*]             [*]
[*]             [*]

This workmanship warranty shall apply for a period of [*] from the date the services or products are shipped from the Supplier and may be enforced by Sycamore (the "Warranty"). In addition, SUPPLIER shall use its commercially reasonable best efforts to obtain from its suppliers any warranties with regard to quality, workmanship and intellectual property rights indemnification that are transferable to Sycamore, and SUPPLIER shall so transfer those benefits to Sycamore so that they are enforceable by Sycamore.

11.2 Sycamore's remedy for breach of the Warranty shall be, [*]. Prior to returning any Product that Sycamore claims to be not as warranted by SUPPLIER, SYCAMORE shall follow Supplier's reasonable Return Material Authorization ("RMA") Procedures. SUPPLIER shall promptly provide and shall not unreasonably withhold or delay the issuance of a RMA number. SUPPLIER shall be responsible for all warranty expenses including the costs of incoming and outgoing shipment for warranty repair except as noted in Section 10.9. All repairs and replacements will be made and Product will be returned to SYCAMORE, or delivered to destination as directed by SYCAMORE, within [*] of receipt by SUPPLIER. Products requiring repair more than [*] shall be replaced by SUPPLIER. SUPPLIER recognizes that as the Contract Manufacturer of SYCAMORE product that SYCAMORE does not possess all the test equipment necessary for in-depth testing prior to return to SUPPLIER. In any instance where SUPPLIER fails to deliver repaired or replaced Product within [*] of receipt of defective product, then SYCAMORE shall be entitled to [*].

However, Should Supplier fail, on a continuing basis, to meet the requirements for repairs set forth herein after notice by SYCAMORE and Supplier's failure to cure within a reasonable time, SYCAMORE shall have its full rights and remedies at law or in equity for redress, subject to the limitations of damages as otherwise set forth in this Agreement.

11.3  [*].

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11.4  The above warranties will apply in all circumstances except the following:

      (a) Products which have been misused, modified, damaged, placed in an unsuitable physical or operating environment or maintained improperly or caused to fail by any product or service not supplied by the Supplier or to any Products which have been subjected to any repair not authorised in writing in advance by the Supplier;

      (b) any defect caused solely by Sycamore or by an error or omission or design or other fault in any Sycamore Information or in any other drawings, documentation, data, software, information, know-how or Materials provided or specified by Sycamore.

      (c) prototypes and pre-production or pilot versions of Products which will be warranted to conform to the specification supplied by Sycamore

      (d) Products which, at Sycamore's specific request, did not undergo Supplier's standard inspection and test procedure.

      (e)  materials supplied by Sycamore

11.5 SUPPLIER will repair and/or upgrade Products which are outside the warranty period at mutually agreed prices and terms and conditions to be negotiated by the parties on a per product basis.

11.6 THE FORGOING WARRANTIES ARE SOLELY ENFORCEABLE BY SYCAMORE AND ARE SUPPLIER'S SOLE OBLIGATION AND LIABILITY, AND SYCAMORE'S EXCLUSIVE REMEDIES, FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICE OR THE SUBJECT MATTER OF ANY SERVICE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.7 The Supplier agrees to maintain in good working order the items contracted for by Sycamore as Non recurring Services for the lifetime of this Agreement or for a previously identified lifetime. The Supplier is exempted from maintaining Non recurring Manufacturing Service items that have been obsoleted by Sycamore or for which Sycamore mandated changes have deteriorated items beyond the scope of general maintenance practices.

Customer Warranty

11.8 Sycamore warrants that [*] of [*] and [*] and [*] and any [*] or [*] by [*] and [*] and [*] of [*] for the [*] to [*] and [*] the [*] and [*] to [*].

11.9 The Supplier will promptly notify Sycamore of any manufacturing problems which it encounters and believes are related to the Product design or any Sycamore Information or Sycamore tooling. The parties will jointly determine whether such manufacturing problems are attributable to the Product design or any Sycamore information or Sycamore tooling. Where such problems are so attributable [*] be [*] for [*] by the [*] a [*] to [*] to [*]. The Supplier will not implement any changes to the Product design or any Sycamore information or Sycamore tooling without Sycamore's prior approval. Where any such changes result in the delay of any scheduled delivery date for Product, the Supplier will have no liability for such resulting delay and Sycamore may not cancel any orders for Products affected thereby.

12.0  INDEMNIFICATION

12.1  SYCAMORE'S INDEMNIFICATION

               12.1.1  [*]

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                    12.1.2  SYCAMORE'S GENERAL INDEMNIFICATION. Sycamore agrees to indemnify and hold Supplier harmless [*] from and against any claims for damages, [*] that are based in part or in whole on any of the following: [*] Specifications, [*] or any information, [*]resulting from any negligent act or omission of Sycamore. The foregoing indemnity shall be contingent upon
                            Supplier: (i) giving prompt written notice to Sycamore of such claim for which indemnity is sought; and (ii) providing reasonable assistance to Sycamore upon Sycamore's request and at Sycamore's expense. [*].

          12.2 SUPPLIER'S INDEMNIFICATION

                    12.2.1  [*]

                    12.2.2 SUPPLIER'S GENERAL INDEMNIFICATION. Supplier agrees to indemnify and hold Sycamore harmless [*] from and against any claims for damages, [*] that are based in part or in whole on [*] resulting from any negligent or willful act or omission of Supplier in its provision of the Non-Recurring Manufacturing Services and the Recurring Manufacturing Services under this Agreement. The foregoing indemnity shall be contingent upon Sycamore: (i) giving prompt written notice to Supplier of the third party claim for which indemnification is sought; and (ii) providing reasonable assistance to Supplier upon Supplier's request and at Supplier's expense. [*].

          12.3 ARBITRATION. Any disputes arising under this Agreement shall be resolved by binding arbitration according to the procedures set forth in the American Arbitration Code. Such disputes will be heard and determined by a panel of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A neutral arbitrator will be appointed by the AAA. All arbitrators must be Attorneys with significant experience in resolving disputes involving electronic manufacturing and design services and optical networking equipment matters and, in the case of disputes arising under Sections 12.1.1 and 12.2.1, Attorneys with significant experience in litigation involving intellectual property.

13.0  PAYMENT TERMS

13.1 The Supplier shall deliver to Sycamore invoices for all goods provided and services performed under this Agreement. Invoices will be sent to Sycamore no earlier than the shipment of Recurring Manufacturing Services or the acceptance of Non recurring Manufacturing Services, Payments shall be due and payable [*] from the date of an accurate invoice containing the information set forth in section 13.2 below. In the future the parties agree to discuss a discount for early payment terms.

13.2 The Supplier's Invoices shall be in writing and contain the following applicable information:

                    *  Sycamore's Purchase Order Number,
                    *  Sycamore's Part Number and Revision Level,
                    *  Quantity of Products or Services,
                    *  Unit Price of Products or Services,
                    *  Extended Price,
                    *  Shipping point
                    *  Date of Shipment
                    *  Shipping Costs

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omissions.

All amounts due to the Supplier are payable at the Supplier designated address or at such other place as the Supplier may hereafter designate in writing to Sycamore.

13.3 If Sycamore becomes delinquent in payment of any material amounts due to the Supplier without reasonable cause, the Supplier may [*] hereunder until all the obligations to the Supplier have been brought current. The Supplier's election to [*] shall not relieve Sycamore of any obligations hereunder.

13.4 The Supplier shall send its Invoices for goods provided and services performed under this Agreement to Sycamore Network, Inc. Attention: Accounts Payable, at the address specified on Sycamore's Purchase Order.

13.5 Sycamore will be solely responsible for and will pay all taxes including value added taxes, duties or other governmental or regulatory charges in any country resulting from the transfer of title from Supplier to Sycamore, except for any income, corporate or other related taxes based upon Supplier's income or property for which the Supplier is directly liable.

13.6 Supplier accepts the credit liability of any order once it is accepted and cannot request Sycamore to pay down any credit amount after the order is accepted.

14.0  INTELLECTUAL PROPERTY

14.1 [*] Existing Intellectual Propery. [*] shall retain all right, title and ownership to any [*] Existing Intellectual Property that is incorporated into any Product that is prepared as part of the Manufacturing Services or as part of any other work provided pursuant to this Agreement or any other related agreement executed by the Parties.

[*], Supplier will grant to Sycamore a worldwide, non-exclusive, fully paid-up, royalty free right and license to use, sell, and distribute the [*] as is [*] for [*] to [*] the [*] as [*] of the [*] by [*] to this [*].

14.2 [*]. [*] shall retain all right, title and ownership to any [*] that is incorporated into any Product that is prepared as part of the Manufacturing Services or into any other work provided pursuant to this Agreement or any other related agreement executed by the Parties.

[*]   will assign to [*] right, title and interest in and to the [*]. [*] hereby
[*] to [*] a [*] and [*] and [*] and the [*].

14.3 All existing intellectual property included but not limited to all patents, applications for patents, copyrights, mask works, trade secrets and other intellectual property rights ("Intellectual Property") owned by or licensed to Sycamore will continue to be owned by Sycamore [*]. With respect to any Intellectual Property [*] is in [*] and [*] of [*] to [*] the [*] to [*] for [*] in [*] its [*] this [*].

14.4 Nothing in this Agreement or any contract grants or can be capable of granting to Sycamore (whether directly or by implication, estoppel or otherwise) any rights to any Intellectual Property owned by or licensed to the Supplier or any Affiliate of the Supplier.

14.5 Without Sycamore's prior written consent, Supplier shall not disclosure of or make other use of know-how, testing materials, Sycamore intellectual property, the terms of this contract including prices, specifications for products, production schedules or other performance activities under this Agreement, which shall be subject to the confidentiality provisions of section 22 below.

15.0  CUSTOMER PROPERTY

15.1 All Sycamore information and tooling may be used by the Supplier as required by the Supplier only for the purposes of this Agreement.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omissions.

15.2 All Sycamore information and all Sycamore tooling (for which, if applicable the Supplier has been paid in full) will remain Sycamore's property and will be treated by the Supplier with substantially the same care as it treats its own property of a similar nature, but in no event less than a reasonable degree of care, and will be subject to the confidentiality provisions of section 22 below.

15.3 The costs of maintenance, calibration and repair of Sycamore tooling supplied by Sycamore shall at all times be the responsibility of Sycamore. The costs of maintenance, calibration and repair of Sycamore tooling that Sycamore pays Supplier to obtain on Sycamore's behalf shall at all times be the responsibility of Supplier.

15.4 Supplier shall (1) exercise due care in its possession of tooling and information of Sycamore. (2) sequester and conspicuously mark Sycamore materials, and (3) allow site inspections by Sycamore subject to receipt of reasonable prior notice and the confidentiality obligations set forth herein.

15.5 Supplier shall carry insurance to cover the risk of loss of Sycamore's property under its control in accordance with section 17.1.

16.0  QUALITY ASSURANCE

16.1 The Supplier will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices. The workmanship standard to be used in building Product is IPC A-610 Rev. B Class 2, as published by the Institute for Interconnecting and Packaging Electronic Circuits.

16.2 The Supplier will perform the test procedures relating to products and services provided by Sycamore. If the Supplier performs tests using test equipment, procedures and software provided by Sycamore, the Supplier will have no liability for defects in products where failure to isolate the defect is solely attributable to such equipment, procedures or software.

16.3 Either party may during normal business hours and following reasonable notice and subject to the other party's normal security requirements, review the other party's facilities and quality control procedures as reasonably necessary for the first party to satisfy itself of the other party's compliance with its obligations under this Agreement.

16.4 The parties will endeavor to meet [*] to discuss and resolve any issues which may have arisen including those relating to quality, performance, engineering changes, obsolescence or surpluses.

16.5 The parties will evaluate and mutually agree upon any additional quality requirements going forward.

17.0  SUPPLIER'S REPRESENTATIONS AND WARRANTIES

17.1 Supplier represents and warrants that it has insurance coverage [*] in the amounts listed below:

      General Liability:       US$[*] million

      Worker's Compensation:   As required by local law of the State in which
                               the facility is located

      Product Liability:       US$[*] million per claim and US$[*] million
                               annual aggregate


*Certain information on this page has been omitted and filed separately with Commission. Confidential treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omissions.

17.3 Supplier represents and warrants that it has the following certifications and will keep the following certifications at Supplier's sole expense for the duration of this Agreement:

                  ISO 9002(scheduled for September 2000) UL CSA

         Sycamore needs to provide Jabil CE marking authorization as it is a product level marking and product needs to be
                      tested as designed for such marking.

17.4 Supplier represents and warrants that the products and services supplied under this Agreement and Supplier's operations are Year 2000 Compliant. Year 2000 Complaint shall mean that Supplier's operations and the products and services supplied under this Agreement shall not be affected or interrupted by
(1) the date change from December 31, 1999 to January 1, 2000; (2) manipulating data dated before or after 1999; (3) processing leap years.

17.5 Supplier represents and warrants that it shall maintain all finished good or consigned materials which have been purchased by Sycamore and are on Supplier's sites in a secure and separate location, labeled as Sycamore's property, and free of all liens and attachments.

18.0  HAZARDOUS MATERIALS/TOXIC SUBSTANCES

18.1 Materials subject to the Toxic Substance Control Act, (15 USC 2601 et. seq.), the Resource Conservation and Recovery Act (42 USC 6901 et. seq.) and the Environmental Protection Agency Hazardous Waste Management Program (40 CFR 260 et. seq.) shall be SHIPPED, TRANSPORTED, DISPOSED, MARKED, LABELED, TAGGED, PLACARDED, PACKAGED, IDENTIFIED, USED, PRESERVED, AND DOCUMENTED BY SUPPLIER AS REQUIRED BY APPLICABLE FEDERAL REGULATIONS INCLUDING BUT NOT LIMITED TO 49 CFR 172 ET. SEQ. AND 29 CFR 1910.1200 ET. SEQ. IN ADDITION, SUPPLIER SHALL SUPPLY THE FOLLOWING INFORMATION: DESCRIPTION OF HAZARDOUS MATERIALS AND SHIPPING NAME, HAZARD CLASS OR DIVISION, IDENTIFICATION NUMBERS, PACKING GROUP AND LABELS PER 49 CFR 172.202 ET SEQ.

18.2 Supplier shall comply with the Hazard Communication Standard, 29 CFR 1910.1200. Supplier shall ensure that the name of the items identified on the Material Safety Data Sheets is identical to the name which appears on the label of the product shipped to Sycamore. Supplier shall provide a copy of the Material Safety Data Sheet with each shipment to Sycamore.

18.3 Supplier shall comply with Section 313 of the Emergency Planning and Community Right to Know Act of 1986 and 40 CFR Part 372, if applicable. As part of such compliance, Supplier shall furnish its account the following information with the initial shipment of each item to Sycamore:

            (1) A statement that the supplies contain chemicals which are subject to Section 313 of Title III of the Superfund Amendments and Reauthorization Act of 1986 and 40 CFR 372.45.
            (2) The name and associated Chemical Abstract Service Registry number of each chemical which has been incorporated in the supplies and which is listed in the specific Toxic Chemical Listings contained in 40 CFR 372.45.
            (3) The percentage by weight of each toxic chemical component of the supplies shipped.

18.4 Shipment of hazardous materials shall be by common carrier authorized to handle the material and in accordance with 49 CFR Parts 100-109 and the "ATA "Dangerous Goods Regulations" or "International Maritime Dangerous Goods Code" (if applicable). This includes but is not limited to:

            .  Shipping papers must include an emergency contact number.
            . Shipping papers and packages must show the technical names listed in parenthesis, the association to the basic description, and in the case of mixtures, list the major hazardous components by percentage contributing to the hazard.
            .  Supplier shall indicate on the shipping papers whether the material presents Poisonous by Inhalation (PIH) hazards.
            .  At Sycamore's request, Supplier will provide test reports indicating Performance Oriented Packaging compliance to
               facilitate Sycamore's reshipment of Supplier's supplies.
            .  Supplier shall mark on all interior packages and shipping containers the closed cup flash point of flammable and
               combustible liquids.

18.5 The supplies manufactured by Supplier for Sycamore may not be manufactured with ozone depleting substances nor may such supplies contain ozone depleting substances unless approved by Sycamore in writing. If so approved the following warning statement shall apply to such items: WARNING: Manufactured with CFC-11,12,13, 111, 112, 113, 114, 115, 211, 212, 213, 214, 215, 216, 217, Halons
12211, 1301, 2402, Carbon Tetrachloride or Methyl Chloroform substances which harm public health and environment by destroying the ozone in the upper atmosphere.

18.6 DESCRIPTION OF HAZARDOUS MATERIAL ON SHIPPING PAPERS - The shipping description of a hazardous material on a shipping paper must include:

            . The proper shipping name prescribed for the material in Column 2 of 49 CFR 172.
            . The hazard class or division prescribed for the material as shown in Column 3 of 49 CFR 172 (Table) (Class names, IMO class and division numbers or subsidiary hazard classes may be entered in parentheses following the numerical hazard class).
            . The identification number (preceded by "UN" or "NA" as appropriate) prescribed for the material as shown in Column 4 of 49 CFR 172 (Table).
            . The packing group, if any, prescribed for the material in Column 5 of 49 CFR 172 (Table).

19.0  MINORITY/WOMEN BUSINESS ENTERPRISES

Supplier shall use its best efforts to award subcontracts to minority business enterprises equal to [*] of its annual revenue under this Agreement consistent with the efficient performance of this Agreement. As used in this Agreement "minority business enterprise" means a business at least 50% of which is owned, controlled and operated by minority group members, or in the case of publicly owned business at least 51% of the stock of which is owned by minority group members. A women's business enterprise means a business which is 51% owned, controlled and operated by women. For the purpose of this definition, minority group members are Blacks, Hispanics, Asian Pacific Islanders, American Indians and Alaskan Natives. Supplier may rely on written representation by subcontractors regarding their status as minority or women's business enterprises in lieu of an independent investigation. Upon Sycamore's request, Supplier shall provide to Sycamore a written report signed by one of its officers which details the percentage of minority business enterprise subcontracts comprising of the revenue generated from Sycamore's business that quarter under this Agreement.

20.0  EXCLUSIONS AND LIMITATION OF LIABILITY

20.1 Neither party excludes or limits its liability for death or personal injury resulting from its negligence nor liability for breach of any term implied by statute to the extent that such liabilities cannot by law be limited or excluded.

*Certain information on this page has been omitted and filed separately with Commission. Confidential treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omissions.

20.2 Except as set forth in sections 20.1 and 12.0 above, under no circumstances will either party have any liability to the other party pursuant to this Agreement, whether in contract or for negligence or otherwise and whether related to any single event or series of connected events, for any of the following:

          (a)  any liability in excess of:

                   (i) in the case of damage to or loss of tangible property, the value of such property; and
                   (ii) in any event, and in respect of any other liability, an amount equal [*].

          (b) any liability for any incidental, indirect or consequential damages or loss of business, loss of records or data, loss of use, loss of profits, revenue or anticipated savings or other economic loss whether or not the Supplier was informed or was aware of the possibility of such loss.

20.3 Neither party will have liability to the other for any failure to perform any obligation under this Agreement or any order to the extent such failure was due to the act or omission of the other party or any agent of the other party.

21.0  TERMINATION

21.1 After notice of termination is tendered, each Coordinator shall prepare an orderly termination of the Agreement, and for return to the owning party its materials, equipment, records, specifications, and CONFIDENTIAL INFORMATION. The parties agree to provide as orderly a transition toward the effective date of termination as possible.

21.2 Either party may terminate this Agreement for any reason by providing written notice to the other party, at least [*] in advance of the requested termination date.

21.3 Either party may terminate this Agreement at any time for cause in the event that any material default by the other remains uncured for more than [*] following written notice or in the event that other party files or has filed against it any bankruptcy, insolvency or receivership proceeding which prevents or presents a reasonable risk of preventing such party from fulfilling is obligations hereunder, and which is not cured [*] of written notice. ___ The written notice shall specify the conditions constituting the default and the corrective action, if any, which must be undertaken to cure such default. If at the noticed date of termination the non defaulting Party in the exercise of good faith, determines that the noticed condition of default has been cured or that satisfactory arrangements have been undertaken to attempt the cure, then this Agreement shall continue in force and effect.

21.4  Upon termination [*], Sycamore shall:

be responsible for:

 .     [*]
 .     [*]
 .     [*]
 .     [*]
 .     [*]
 .     [*]
 .     [*]
 .     [*]

*Certain information on this page has been omitted and filed separately with Commission. Confidential treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omissions.

All charges under this section shall be documented and calculated by Supplier. Supplier shall provide to Sycamore sufficient documentation in a reasonable format to support all charges and calculations.

Upon mutual agreement between the parties, Sycamore shall be entitled to set-off against any sums due pursuant to this termination provision, any sums liquidated or contingent which constitute sums owing or direct damages for which Supplier would be responsible under the terms hereof.

22.0  FORCE MAJEURE

22.1 Neither party shall be liable for any delay in performance or failure to perform obligations (other than payment obligations), in whole or in part, when due to a labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot, civil commotion, act of public enemy, accident, fire, flood, or other act of God, act of any governmental authority, judicial action, or similar causes beyond the reasonable control of such party. If an event of Force Majeure occurs, the other party shall be immediately notified.

22.2 If an event of Force Majeure continues for a period of [*], Sycamore shall have the right to terminate this Agreement immediately upon written notice to Supplier.

22.3 Interruption of scheduled deliveries to Sycamore from Supplier due to the change in the millennium is not covered by paragraph 22.1. Supplier assumes responsibility for insuring all of their business systems and vendors have planned for compliance for the year 2000.

22.4 If an event of Force Majeure occurs to Supplier, Supplier will use its commercially reasonable best efforts to put into effect an alternate plan to continue supplying products and services to Sycamore, in order to continue production and minimize downtime.

23.0  NOTICES

23.1 In any case where a notice or other communication is to be given or made pursuant to any provision of this Agreement, such notice or communication will be deemed to be received when given or made as follows:

        * If by hand delivery, on the day delivered,

        * If by telex, cable, fax, or telegraph, on the next business day following the date sent,

        * If by mail, on the third calendar day following posting by certified or registered mail, return receipt requested.

*Certain information on this page has been omitted and filed separately with Commission. Confidential treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omissions.

23.2 All such notices mailed to Sycamore will be sent postage prepaid and addressed to:

                  Ms. Eileen Crowley           Copy to: Mr. Steve Sabounjian
                  Sycamore Networks, Inc.
                  10 Elizabeth Drive
                  Chelmsford, MA 01824
                  FAX # (978) 256-3434

                  AND ALSO TO:
                  Sycamore Networks, Inc.
                  10 Elizabeth Drive
                  Chelmsford, MA 01824
                  Attn: Legal Dept.
                  FAX # (978) 244-1097

23.3 All such notices mailed to the Supplier will be sent postage prepaid and addressed to:

                  Michael McGrail
                  Business Development
                  Jabil Circuit, Inc.
                  495R Billerica Avenue
                  Billerica, MA 01862
                  978-848-1074
                  FAX# 978-848-1112

                  AND ALSO TO:
                  Jabil Circuit, Inc.
                  10560 9/th/ Street North
                  St. Petersburg, FL 33716
                  Attn: General Counsel
                  FAX# (727) 803-3352

24.0  NON-ASSIGNMENT

24.1 This Agreement may not be assigned without prior written Agreement and approval of the other party, except with regard to payment of monies, which approval shall not be unreasonably withheld or delayed. Either party may, however, assign this Agreement in the event of a merger or a sale of all or substantially all of such party's assets or stock or a merger to which assignment the both parties hereby consent.

25.0  CONFIDENTIALITY / NON-DISCLOSURE

25.1 The parties will comply with the provisions of the confidentiality agreement between Supplier and Sycamore Networks, Inc. referenced as the Confidentiality Agreement effective February 11, 2000. For the purposes of this Agreement, the term "Confidential Information" shall be defined as set forth in such Confidentiality Agreement.

25.2 No public announcement or other disclosure concerning the existence or terms of this Agreement shall be made by either party without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement, such approval and agreement not to be unreasonably withheld. This Section 25 shall not apply to (i) any disclosure to a third party which a party determines is reasonably necessary in connection with any financing, strategic transaction, acquisition or disposition involving such party provided that the third party signs a non-disclosure agreement with terms and conditions substantially similar to this Section 25 or
(ii) any disclosure which a party reasonably determines is required by applicable law, regulation, regulatory authority, legal process or the rules of any stock market on which the securities of such party are listed or quoted for trading.

26.0  SUPERSEDING EFFECT

26.1 This Agreement, including all attachments, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understandings and Agreements, either oral or written between the parties or any official or representative hereof. This Agreement shall be modified only by an instrument in writing signed by duly authorized representatives of the parties.

26.2 Any standard terms and conditions set out in any Sycamore purchase order form or any Supplier invoice or order acknowledgement will be without effect.

26.3 Any rights or obligations under this Agreement which by their nature continue after termination will remain in effect until they are completed.

26.4 If there is any conflict or inconsistency between the terms of any purchase order or other documents comprised in a contract and the terms of this Agreement then the terms of this Agreement will prevail over the purchase order or any other such document.

27.0  APPLICATION LAW

27.1 This Agreement shall be interpreted in all respects in accordance with the laws of the Commonwealth of Massachusetts, USA exclusive of any provisions of the United Nations Convention on the International Sale of Goods and without regard to principles of conflict of laws. The parties submit to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts. The parties hereto expressly waive any right they may have to a jury trial and agree that any proceedings under this Agreement shall be tried by a judge without a jury.

28.0  GENERAL

28.1 In the manufacture and sale of product the Supplier agrees to comply with all applicable state and federal laws and regulations, including without limitation the requirements of the Fair Labor Standards Act of 1938 (as amended) and to provide disclosure as to all hazardous substances utilized in the manufacture of the product.

28.2 The parties are each independent contractors and not joint ventures, partners, agents or representatives of the other. Neither party has any right to create any obligation on the part of the other party. This Agreement shall not prevent the Supplier or its Affiliates from marketing, acquiring, or developing materials, products or services which are similar or competitive to those of Sycamore. The Supplier may pursue activities independently with any third party, even if similar to the activities under this Agreement.

IN WITNESS WHEREOF, the parties hereto execute this Agreement to be effective on the date referenced above.


Sycamore Networks, Inc                           Jabil Circuit, Inc.

By:____________________________                  By:___________________________
Name: John E. Dowling                            Name: Randy Haight

Title:  VP Operations                            Title: VP Business Development

Date:__________________________                  Date:_________________________

                                   Exhibit A

                         Manufacturing services Pricing

The prices for recurring manufacturing services shall be mutually agreed to by the parties by a date no later than December 15, 2000.

                                  Schedule 1

                                  Product(s)

[*]


*Certain information on this page has been omitted and filed separately with Commission. Confidential treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omissions.